UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2017 (March 27, 2017)
Coty Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35964	13-3823358
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

350 Fifth Avenue New York, NY	10118
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 389-7300
(Former name or former address, if changed from last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.
On March 27, 2017, Coty Inc. (the “Company”) agreed to sell 1,000,000 shares of its Series A Preferred Stock, par value $0.01 per share, to Lambertus J.H. Becht, the Chairman of the Company’s Board of Directors (the “Board”), for an aggregate purchase price of $10,000 pursuant to a subscription agreement (the “Subscription Agreement). No underwriting discounts or commissions were paid to any party in connection with this transaction. The sale of Series A Preferred Stock to Mr. Becht was made without registration pursuant to Regulation S promulgated under the Securities Act of 1933, as amended.
Under the terms provided in the Subscription Agreement, Mr. Becht is entitled to exchange any or all Vested Series A Preferred Stock (as defined below), prior to the seventh anniversary of the original issue date, for, at the sole election of the Company, either: (i) an amount in cash payable in U.S. dollars per share so exchanged equal to (I) the fair market value of a share of Class A Common Stock of the Company on the date of exchange minus (II) an amount equal to the sum of $3.50 (the “Cash Exchange Price”) plus the fair market value of a share of such Class A Common Stock on the grant date of such Vested Series A Preferred Stock, subject to adjustment from time to time (the “Share Exchange Price” and aggregated with the Cash Exchange Price, the “Exchange Price”) (such difference, the “Preferred Net Value”), or (ii) the number of shares of Class A Common Stock whose aggregate value, as measured by the fair market value of a share of such Class A Common Stock on the date of exchange, is equal to the Preferred Net Value; provided, however, that any Vested Series A Preferred Stock may only be settled in shares of Class A Common Stock as described in subsection (ii) above if the issuance of such shares is approved by the Company’s stockholders.
The right of Mr. Becht to exchange any or all shares of Vested Series A Preferred Stock expires on the earliest to occur of: (i) the first anniversary of Mr. Becht’s termination of directorship due to death or disability, and (ii) the latest date prior to which Vested Series A Preferred Stock can otherwise be exchanged as set forth in the paragraph above. Following the expiration date, the Company will have the right to redeem all, but not less than all, of the Series A Preferred Stock, to the extent any are still outstanding, at a redemption price equal to $0.01 per share.
In addition, following the date of a change of control, the Company has the right to cause any Vested Series A Preferred Stock to be exchanged for the Preferred Net Value payable, at the sole option and election of the Company, either in cash or Class A Common Stock; provided, however, that any Vested Series A Preferred Stock may only be settled in shares of Class A Common Stock if the issuance of such shares is approved by the Company's stockholders.
The Company will not be required to exchange any Vested Series A Preferred Stock into any Class A Common Stock to the extent such exchange, issuance or delivery would require: (i) registration with or approval of any person under any federal or state law before such shares may be validly issued or delivered upon exchange, (ii) approval from the exchange on which shares of the Class A Common Stock are then listed (the “Relevant Exchange”), unless such approval has been received, or (iii) approval by the Company’s shareholders pursuant to the rules or regulations of the Relevant Exchange, unless such approval has been received or is not otherwise required by the Relevant Exchange.
“Vested Series A Preferred Stock” means all shares of Series A Preferred Stock outstanding and held by a holder on the earliest of (i) the fifth anniversary of the original issue date and (ii) the date of Mr. Becht’s death or disability.
The holder of any Series A Preferred Stock is not entitled to receive any dividends and has no voting rights except as required by law.
The shares of Series A Preferred Stock are issued pursuant to the Company’s Certificate of Designations of Preferred Stock, Series A, dated April 17, 2015, the terms of which have been previously disclosed in Item 3.03 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 20, 2015, including Exhibit 4.1 thereto, which is incorporated by reference herein.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Coty Inc.
(Registrant)

Date: March 29, 2017	By:	/s/Patrice de Talhouët
Patrice de Talhouët
Chief Financial Officer